Filed pursuant to Rule 424(b)(3)
Registration No. 333-145493
PROSPECTUS SUPPLEMENT NO. 2
Dated January 24, 2008
(To Prospectus dated October 11, 2007)
3D SYSTEMS CORPORATION
1,250,000 SHARES OF COMMON STOCK

Supplement to Prospectus
     This supplements the prospectus dated October 11, 2007, of 3D Systems Corporation (the “Company”) relating to the sale by certain of our securityholders of up to 1,250,000 shares of Common Stock of the Company. You should read this prospectus supplement in conjunction with the prospectus as supplemented by Prospectus Supplement No. 1 thereto dated November 1, 2007, and this supplement is qualified by reference to the prospectus, except to the extent that the information herein supersedes the information contained in the prospectus. This supplement includes the Company’s current report on Form 8-K as filed with the Securities and Exchange Commission on January 24, 2008.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
     This supplement is part of the prospectus and must accompany the prospectus to satisfy prospectus delivery requirements under the Securities Act of 1933, as amended.

The date of this prospectus supplement is January 24, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 24, 2008
3D SYSTEMS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-22250	95-4431352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Three D Systems Circle
Rock Hill, SC		29730
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (803) 326-3900
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (d) On January 24, 2008, the Board of Directors of the Registrant elected William E. Curran a director of the Registrant.
     Mr. Curran is a retired executive with extensive experience in the medical device industry, including a successful 28-year career with Philips Electronics and Philips Medical Systems, involving diverse operational and senior management roles. His years at Philips Medical Systems included positions as Chief Operating Officer and Chief Financial Officer. While at Philips Electronics North America, he was President and Chief Executive Officer and, previously, Chief Financial Officer. He is currently non-executive Chairman and Director of Resonant Medical, an early-stage privately owned company specializing in three-dimensional ultrasound image-guided adaptive radio therapy products. He is also a director of Ventracor, a global medical device company which produces an implantable blood pump. He serves on Ventracor’s Audit, Risk and Compliance Committee and its Nominations Committee. Previously, he served as a Director of two listed companies, each related to his career with Philips Electronics: FEI Company and MedQuist, Inc.
     Mr. Curran has not been appointed to any committees of the Board of Directors, and no determination has been made as to any committees of the Board of Directors to which he may be appointed. There are no arrangements or understandings between Mr. Curran and any other person pursuant to which he was elected as a director of the Registrant, and there is no information required to be disclosed with respect to Mr. Curran pursuant to Item 404(a) of Regulation S-K. Upon his election as a director, Mr. Curran was granted 1,970 shares of common stock as provided for in the Registrant’s Restricted Stock Plan for Non-Employee Directors.
     The Registrant issued a press release announcing the election of Mr. Curran on January 24, 2008. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 5.02 by this reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

99.1	Press Release dated January 24, 2008

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

3D SYSTEMS CORPORATION

Date: January 24, 2008	/s/ ROBERT M. GRACE, JR. (Signature)
Name: Robert M. Grace, Jr.
Title: Vice President, General Counsel and Secretary

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Exhibit 99.1
EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press Release dated January 24, 2008

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Exhibit 99.1

News Release	3D Systems Corporation 333 Three D Systems Circle Rock Hill, SC 29730 www.3dsystems.com NASDAQ: TDSC

Contact:	Katharina Hayes 803-326-3941 Email: HayesK@3dsystems.com
3D Systems Elects William E. Curran to Board of Directors
- Former Philips executive brings extensive Electronics and Medical Systems experience-
ROCK HILL, SOUTH CAROLINA, January 24, 2008: 3D Systems Corporation (Nasdaq: TDSC), a leading provider of 3-D Modeling, Rapid Prototyping and Manufacturing solutions, today announced that its Board of Directors has elected William E. Curran a director of the company.
Mr. Curran is a retired executive with extensive experience in the medical device industry, including a successful 28-year career with Philips Electronics and Philips Medical Systems, involving diverse operational and senior management roles. His years at Philips Medical Systems included positions as Chief Operating Officer and Chief Financial Officer. While at Philips Electronics North America, he was President and Chief Executive Officer and, previously, Chief Financial Officer.
“We are very pleased to have a person of Bill’s caliber join our Board of Directors,” said Walter Loewenbaum, 3D Systems’ Chairman of the Board. “Bill brings a unique blend of business experience that will enhance the range of skills and expertise within our Board of Directors.”
Mr. Curran is currently non-executive Chairman and Director of Resonant Medical, an early-stage privately owned company specializing in three- dimensional ultrasound image-guided adaptive radio therapy products. He is also a director of Ventracor, a global medical device company which produces an implantable blood pump. He serves on Ventracor’s Audit, Risk and Compliance Committee and its Nominations Committee. Previously, he served as a Director

3D Systems Press Release	Page 2
of two listed companies, each related to his career with Philips Electronics: FEI Company and MedQuist, Inc.
“The addition of Bill Curran to our Board underscores our commitment and drive to improve all aspects of our business,” said Abe Reichental, 3D Systems’ President and CEO. “The electronics and medical systems sectors are of great interest to our company and its future growth plans within 3-D Modeling and Rapid Manufacturing. We expect that Bill’s extensive industry experience, coupled with his comprehensive strategic, operating and financial background, will make him a valuable addition to our Board.”
About 3D Systems
3D Systems is a leading provider of 3-D Modeling, Rapid Prototyping and Manufacturing solutions. Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input. These solutions are used for design communication and prototyping as well as for production of functional end-use parts: Transform your products.
More information on the company is available at www.3dsystems.com, or via e-mail at moreinfo@3dsystems.com.
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